Exhibit 10.12
June 28, 2007
Mr. K. Tucker Andersen
61 Above All Road
Warren, CT 06754
Line of Credit for $1,000,000
Dear Tucker:
This will confirm that you have opened a line of credit for Milestone Scientific Inc., in the aggregate amount of $1,000,000. Borrowings under line will bear interest at the rate of 6% per annum, compounded quarterly in arrears, with one year’ interest at 1% payable in advance on each draw down and will be evidenced by a promissory “grid” note in usual form. Monies may be drawn by Milestone under the line in multiples of $100,000 upon 5 days’ written notice to you from either Milestone’s Chief Executive Officer or Chief Financial Officer. Borrowings may be prepaid at any time in multiples of $100,000, without penalty. The line will expire on December 31, 2008 and all borrowings under the line and interest thereon will be payable in cash, or in Milestone Common Stock as provided below, on June 30, 2010.
Promptly after each draw down of funds under the line, Milestone will issue to you three-year warrants exercisable at $5.00 per share in an amount determined by dividing 50% of the amount borrowed by $5.00.
After December 31, 2008 and before June 30, 2010, (i) Milestone, at its option, may, pay the outstanding balance of the loan, including interest thereon, by issuing shares of Common Stock to you valued at the lower of $2.00 per share or 80% of the average closing price of its shares during the 20 trading days ending with December 31, 2008 and (ii) you may convert all or any part of the then outstanding balance owed to you, including accrued interest thereon, into shares of Common Stock at $4.00 per share by written notice to Milestone.
Your representations and warranties as “Purchaser” in connection with this Note and any warrants or shares of Common Stock issued in connection therewith are set forth on Exhibit A
If this conforms with your understanding with Milestone please countersign and return the copy of this letter.

Very truly yours MILESTONE SCIENTIFIC INC.
by:	/s/ Leonard Osser
Leonard Osser, Chairman and
Chief Executive Officer
Accepted and agreed to
This 29th day of June, 2007

/s/ K. Tucker Andersen K. Tucker Andersen